Exhibit 10.48
TRIPARTITE AGREEMENT
BETWEEN THE UNDERSIGNED:
Kraton Polymers LLC, located at 15710 John F. Kennedy Boulevard, Suite 300, Houston, TX 77032,
Represented by Mr. Richard Ott acting in the capacity of Vice President of Global Human Resources and Communications
hereinafter referred to as the “Company”,
AND,
Kraton Polymers France SAS, located at 1, Etang de Berre, 13130 Berre L’Etang,
Represented by Mr. John M. Hulse acting in the capacity of General Manager, hereinafter referred to as “Kraton Polymers France”,
AND,
Mr. Nicholas G. Dekker, residing at 1600, Route de Coudoux, Lambesc 13410 France, a Dutch citizen, hereinafter referred to as “Mr. Dekker”,
The Company, Kraton Polymers France and Mr. Dekker are collectively referred to as the “Parties”.

WHEREAS:
On December 12, 2001, Kraton Polymers France and Mr. Dekker entered into an employment contract (the “French Contract”) pursuant to which Mr. Dekker was entrusted with duties of Finance Manager Europe.
Pursuant to an amendment to his French Contract dated November 1st, 2005, Mr. Dekker was entrusted with duties of Vice-President Europe, Africa and Middle East in addition to his duties of Finance Manager Europe and Asia.
It is intended that Mr. Dekker be promoted to the position of Chief Financial Officer of the Company, based in Houston, United States, as from October 6, 2006 pursuant to an employment contract entered into with the Company on the date hereof (the “U.S. Contract”). The U.S. Contract is appended to this Tripartite Agreement.
NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
Article 1
Definition
For the purposes of this Tripartite Agreement, the term “Group” shall mean the Company registered at 15710 John F. Kennedy Boulevard, Suite 300, Houston, TX 77032 and any commercial company, of any type whatsoever, controlled, directly or indirectly, by the Company at the date of termination of the U.S. Contract. A company is deemed to control another company where it meets the conditions provided under Article L.233-3 of the French Commercial Code.
For the purposes of this Tripartite Agreement, “Change in Control” shall mean the occurrence of any of the following events:
(i)	any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all of the assets of the Company, Polymer Holdings, or TJ Chemical Holdings (together, the “Entities”) to any Person or group of related persons (a “Group”) for purposes of Section 13(d) of the U.S. Securities Exchange Act of 1934 (the “Exchange Act”), together with any affiliates thereof other than to TPG III Polymer Holdings LLC, TPG IV Polymer Holdings LLC or J.P. Morgan Partners, LLC or any of their affiliates (the “Sponsors”) ;

(ii)	the complete liquidation or dissolution of any of the Entities;

(iii)	(A) any Person or Group (other than the Sponsors) shall become the beneficial owner (within the meaning of Section 13(d) of the Exchange Act), directly or indirectly, of equity interests of an Entity representing more than 40% of the aggregate outstanding voting equity interests of such Entity and such Person or Group actually has the power to vote such equity interests in any such election and (B) the Sponsors beneficially own (within the meaning of Section 13(d) of the

Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the voting equity interests of an Entity than such other Person or Group;

(iv)	the replacement of a majority of the board of directors of an Entity over a two-year period from the directors who constituted such board at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the board then still in office who either were members of such board at the beginning of such period or whose election as a member of such board was previously so approved or who were nominated by, or designees of, the Sponsors; or

(v)	a merger or consolidation of an Entity with another entity in which holders of the equity interests of the Entity immediately prior to the consummation of the transaction hold, directly or indirectly, immediately following the consummation of the transaction, less than 50% of the common equity interest in the surviving corporation in such transaction and the Sponsors do not hold a sufficient amount of voting equity interests to elect a majority of the surviving entity’s board of directors.
Article 2
Termination of the French Contract by Mutual Agreement
The French Contract is terminated by mutual consent with effect from April 9, 2007.
This termination by mutual consent shall not give rise to the payment of any indemnities (pay in lieu of notice, severance pay, non-compete indemnity, etc.) other than pay in lieu of holiday as all of Mr. Dekker’s rights pursuant to his French Contract have been fulfilled. At this time the pay in lieu of holiday has been made.
Article 3
Social Security Coverage and Pension Plans
•	Affiliation to the U.S. Social Security system:
As long as Mr. Dekker remains the employee of the Company, he will be affiliated to the U.S. social security regime (FICA and Medicare tax).
The formalities for his registration to said social security regime will be made by the Company. Employee contributions, in accordance with the prevailing regulations of this regime will be paid exclusively by Mr. Dekker directly from payroll and employer’s contributions will be paid by the Company.

•	Voluntary affiliation to the French social security system:
In addition to Mr. Dekker being an affiliated member of the social security system in force in the U.S., Kraton Polymers France shall take out the following coverage with the French organizations stated below in the name of Mr. Dekker:
–	Caisse des Français de l’Etranger (social security system for expatriates): (a) old age, (b) work-related accidents and occupational diseases and/or (c) sickness, maternity, disability;

–	CRE-IRCAFEX : complementary pension plan;

–	G.A.R.P.: Unemployment insurance scheme.
These contributions, which Kraton Polymers France shall pay to these various French organizations on behalf of Mr. Dekker, in accordance with the prevailing regulations of the aforementioned schemes, will be based on Mr. Dekker’s “Base Salary” as defined in Section 3 of the U.S. Contract.
•	French private pension plan with Arial:
Kraton Polymers France will continue to contribute an amount equivalent to 8% of Mr. Dekker’s “Base Salary” as defined in Section 3 of the U.S. Contract to his existing French private pension plan with Arial. Mr. Dekker is required to pay 25% of these costs as his contribution to the Plan, and the remaining costs will be borne by the Company.
•	Payments for disability and life insurance:
Kraton Polymers France will continue to contribute to the CNP as required to maintain the current level of disability and life insurances.
•	Kraton Polymers France will invoice the Company for all costs associated with the provision of the above benefits on a monthly basis.

•	If above benefits may be provided by the Company in a form acceptable to Mr. Dekker and in a form, which is equal or less expensive to the Company, the Company has the right to provide such benefit in this manner, subject to agreement by Mr. Dekker and compliance with applicable regulations.
Article 4
Expiration of the Employment Term of the U.S. Contract
In the event of “Expiration” of the “Employment Term” of the U.S. Contract as respectively defined in Section 7.c (i) and Section 1 of the U.S. Contract (the “Expiration”), the Company will offer Mr. Dekker a position corresponding to his qualifications at the date of Expiration and to his “Base Salary” as defined in Section 3 of the U.S. Contract, which will be performed within 50 miles of Parc Tertiaire de l’Etang 1, 13131 Berre l’Etang, France within a company of the Group (the “Position”), to the extent such Position is available at the date of Expiration. The Position will not result in a substantial diminution of duties for Mr. Dekker.

The Company shall cause the relevant company of the Group to enter into a new employment contract with Mr. Dekker, under which Mr. Dekker’s seniority will be deemed to have accrued since December 12, 2001. In connection with this new employment contract, Mr. Dekker shall continue to participate in the Annual Incentive Compensation program consistent with employees in his category.
If, at the date of Expiration, the Company is not able to offer Mr. Dekker a Position, the Company will pay Mr. Dekker a gross indemnity equal to 100 % of his annual Base Salary, as reflected in the U.S. Contract and subject to any changes as determined by the U.S. Contract. This indemnity will include the payment of an indemnity compensating Mr. Dekker for the non-compete covenant mentioned in Article 5 below in the same amount as would be determined under the national collective bargaining agreement of chemical industry (convention collective nationale des industries chimiques) should this collective bargaining agreement be applicable. In the event that the date of Expiration occurs within the one year immediately following a Change in Control (as defined in Article 1 above), and the Company is not able to offer Mr. Dekker a Position, the Company shall also pay Mr. Dekker an amount equal to the sum of (i) his Target Annual Bonus as defined in Section 4.a of the U.S. Contract and (ii) the product of (a) his Target Annual Bonus multiplied by (b) a fraction, the numerator of which is the number of days during which Mr. Dekker was employed by the Company in the year of his termination and the denominator of which is 365.
Upon payment of this indemnity and finalization of taxable support as described in Article 5, Mr. Dekker will not be entitled to any other payments under either French or U.S. law.
Article 5
Tax Equalization and Tax Preparation
In order to compensate Mr. Dekker for any additional tax (including but not limited to income, employment and social security insurance) liability that Mr. Dekker may be subject to in the United States or France, provided that the parties do not contemplate Mr. Dekker being a French resident for tax purposes during the Employment Term of the U.S. Contract, the Company shall provide Mr. Dekker with an additional tax equalization payment or payments, in any year necessary, such that Mr. Dekker’s net income after such taxes from such payment or benefit earned pursuant to the U.S. Contract is equal to what his net income would have been if such payment or benefit were earned in France. Such tax equalization payments will offset any taxes associated with the benefits Executive may receive (including housing support, travel (other than business), automobile, and tax equalization payments). The Company shall reimburse Mr. Dekker for reasonable costs incurred in connection with tax preparation in connection with the amounts earned pursuant to the U.S. Contract.
Article 6
Non-Competition and Confidentiality
If, at the date of Expiration, the Company is (i) not able to offer Mr. Dekker a Position or (ii) Mr. Dekker refuses the Position, he will be subject to the non-competition covenants and confidentiality covenants set out in Section 8 and Section 9, respectively, of the U.S. Contract.

Article 7
Governing Law
This Tripartite Agreement is governed by French law, except with regard to Article 5 above relating to non-competition and confidentiality, which shall be governed by U.S. law.
Executed in triplicate,
In Houston, Texas
On April 9, 2007
/s/ Richard A. Ott
Richard A. Ott, Vice President HR / Corporate Communications
The Company
/s/ Nicholas G. Dekker
Nicholas G. Dekker, Individually
/s/ John M. Hulse
John M. Hulse, General Manager
Kraton Polymers France SAS